Exhibit 99.1

Aprea Therapeutics Announces Additional Positive Clinical Activity for WEE1 Inhibitor, APR-1051, Including Second Partial Response in Ongoing ACESOT-1051 Trial

-	Tumor Shrinkage of 50% and significant CA-125 biomarker reduction observed at 220 mg dose level

-	Patient experienced only Grade 1 adverse events

-	Represents second patient with PR to harbor PPP2R1A mutation, supporting mechanistic thesis of targeting WEE1 for this patient population

-	Emerging clinical proof of concept responses without class-limiting toxicity to date support Aprea’s development strategy of differentiated WEE1 inhibition with an improved therapeutic index

DOYLESTOWN, PA — February 18, 2026 (GLOBE NEWSWIRE) — Aprea Therapeutics, Inc. (Nasdaq: APRE) (“Aprea” or the “Company”), a clinical-stage biopharmaceutical company developing innovative therapies that exploit cancer-specific vulnerabilities while minimizing damage to healthy cells, today announced additional preliminary data from the ongoing Phase 1 ACESOT-1051 trial evaluating its investigational WEE1 kinase inhibitor APR-1051.

The Company reported a second unconfirmed partial response at first on-treatment scan in a patient with advanced endometrial cancer being treated at the 220 mg dose level (Cohort 8).

At the first on-treatment imaging assessment of single dose daily APR-1051, the responding patient achieved a 50% reduction from baseline in target lesion measurements, consistent with partial response per RECIST v1.1 criteria. In addition, there was a notable decline in the tumor biomarker CA-125, with levels dropping from 362 U/mL at baseline to 47 U/mL (-87%), further supporting the anti-tumor activity of APR-1051. The patient’s tumor harbors a PPP2R1A mutation. To date, the patient had only Grade 1 treatment-emergent adverse effects and continues treatment.

The observed unconfirmed partial responses for both patients with PPP2R1A mutations require confirmation at subsequent imaging assessments to be designated as confirmed responses under standard criteria.

A further update from the trial is expected in the second quarter of 2026.

“We are encouraged to see a second patient in the ongoing ACESOT trial achieve an unconfirmed partial response,” said Eugene Kennedy, MD, Chief Medical Advisor at Aprea. “We believe the magnitude of tumor reduction and the substantial drop in CA-125 in this patient provides further evidence of APR-1051’s biologic activity and potential therapeutic impact. Importantly, this patient was refractory to her most recent two prior therapies. The response in a tumor with a PPP2R1A alteration underscores the potential of genomically guided patient selection in our DDR program.”

Oren Gilad, Ph.D., President and Chief Executive Officer of Aprea, commented, “We believe the emergence of a second unconfirmed partial response strengthens the clinical trend we are observing as dose escalation progresses. These results reinforce our confidence in the therapeutic potential of WEE1 inhibition in genetically defined difficult-to-treat cancers. In addition, the good safety profile of APR-1051 to date supports our development strategy of a differentiated WEE1 inhibition through a potentially improved therapeutic index (TI), as low TI has been a major hurdle in the development of WEE1 inhibitors. We remain focused on advancing APR-1051 and look forward to providing further updates from this trial.”

ACESOT-1051 Trial Key Findings to Date

The ongoing Phase 1 trial is designed to evaluate the safety, tolerability, pharmacokinetics, and preliminary anti-tumor activity of APR-1051 in patients with advanced solid tumors. A total of 22 patients have been treated to date, at doses ranging from 10 mg to 220 mg.

•	Partial Responses: Two patients have achieved partial responses (unconfirmed) at their first scan, both with endometrial cancer, and with tumors harboring PPP2R1A mutations. These responses were observed at the 150 mg and 220 mg dose levels of APR-1051. Both patients remain on therapy.

•	Stable Disease: A total of five patients in the trial have had stable disease:

o	70 mg cohort: HPV-positive head and neck squamous cell carcinoma (HNSCC)

o	100 mg cohort: FBXW7-mutated colon cancer; KRAS & p53-mutated colon cancer; CCNE1 & TP53 mutated uterine cancer

o	150 mg cohort: FBXW7-mutated colon cancer

•	Favorable tolerability: APR-1051 has been generally well tolerated

Taken together, these data support the potential activity of APR-1051 in genomically defined cancers across multiple solid tumor types.

Enrollment in the 220 mg dose cohort continues, and the Company plans to further expand enrollment of PPP2R1A endometrial and HPV-positive HNSCC patients within the study.

About the ACESOT-1051 Trial

ACESOT-1051 is a first-in-human, open-label Phase 1 study evaluating the safety, pharmacokinetics, pharmacodynamics, and preliminary efficacy of single-agent APR-1051 in patients with advanced solid tumors harboring cancer-associated genetic alterations. The dose-escalation portion of the study is expected to enroll up to 50 patients. APR-1051 is administered orally once daily in continuous 28-day cycles. To date, enrollment has evaluated doses up to 150 mg, with the 220 mg cohort currently enrolling. For more information, visit ClinicalTrials.gov (NCT06260514).

About Aprea

Aprea is pioneering a new approach to treat cancer by exploiting vulnerabilities associated with cancer cell mutations. This approach was developed to kill tumors but to minimize the effect on normal, healthy cells, decreasing the risk of toxicity that is frequently associated with chemotherapy and other treatments. Aprea’s technology has potential applications across multiple cancer types, enabling it to target a range of tumors, including ovarian, endometrial, colorectal and head and neck squamous cell carcinoma.

The company’s lead programs are APR-1051, an oral, small-molecule inhibitor of WEE1 kinase, and ATRN-119, a small molecule ATR inhibitor, both in clinical development for solid tumor indications.

For more information, please visit the company website at www.aprea.com.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended related to our study analyses, clinical trials, regulatory submissions, and projected cash position. We may, in some cases use terms such as “future,” “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “targeting,” “confidence,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team and on information currently available to management that involve risks, potential changes in circumstances, assumptions, and uncertainties. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize, and achieve market acceptance of our current and planned products and services, our research and development efforts, including timing considerations and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including, without limitation, risks related to the success, timing, and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of our ongoing clinical trials, our understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs, and our ability to predict clinical outcomes based on such preclinical and early clinical results, our ability to continue as a going concern, and the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to update such forward-looking statements for any reason, except as required by law.

Investor Contact:

Mike Moyer
LifeSci Advisors
mmoyer@lifesciadvisors.com